Exhibit 10.1

Ceelox, Inc.(or its successor)
13976 Lynmar Blvd.
Tampa, Fl 33626

Private and Confidential

Mr. Gerry Euston
3906 W. 143rd Street
Leawood, KS 66224

RE: Consulting Services Agreement

Dear Mr. Euston:

This letter agreement (“Agreement”) is intended to be an addendum to the current “Employment  Agreement” between the parties dated April 15, 2008 and will confirm and set forth the terms of the engagement that will take effect upon either (i) the sale of  at least 75% of the stock of  Ceelox, Inc. (or its successor) (“Company”) and Nicaragua Rising, Inc. to another company or (ii) the consummation by the Company of an S-1 secondary or other senior financing offering (each a “Trigger Event”)..  Until terminated, the Employment Agreement shall be controlling.

1.        Retention.  Upon the occurrence of a Trigger Event, the Employment Agreement shall be terminated and Company (or its successor) agrees to retain Gerry Euston (“Consultant”) in accordance with the terms of this Agreement for the purpose of providing such consulting services as may be reasonably requested by Company based upon Consultant’s experience and knowledge gained as an employee of Company prior to the date of the Agreement (hereinafter “Consulting Services”).   Consultant will make himself available to Company on an as needed basis subject to reasonable notification by the Company. Company and Consultant agree that the Consulting Services will not exceed on average, forty hours per month.  Additional hours may be provided to Company by Consultant under such terms as may be mutually agreed.  If, however, a Trigger Event occurs after the expiration or earlier termination of the Employment Agreement, the Company (or its successor) shall have no obligation to retain Consultant for Consulting Services defined above and no obligation to pay any Consulting Fees specified in Section 3. (a).

2.        Confidential Information.

(a)           General.  Consultant recognizes that the Company has developed or acquired, and that Company will continue to develop and acquire intellectual property including, but not limited to, certain know-how, trade secrets, techniques, procedures, sales methods, other business methods and practices, and lists of customers and their particular requirements, which are confidential in nature (“Confidential Information”), and all of which is and will continue to be of great and unique value to the Company, all of which is now, and will continue to be, used in its business, and that, by reason of his previous employment and services pursuant to this Agreement, Consultant has acquired and will acquire certain Confidential Information regarding the business and affairs of  Company.

(b)           Non-Disclosure.  Consultant agrees that all Confidential Information heretofore or hereafter acquired by him as a result of previous services, this Agreement or otherwise, will be kept and maintained by him as confidential, in complete secrecy, and Consultant further agrees that he will not disclose, at any time, either during this Agreement or for a period of three years subsequent to this Agreement, whether orally or in writing, in any manner, directly or indirectly, to any person or firm (except to other employees of the Company), any knowledge or information that he acquired in connection with any services for or in connection with the Company, including this

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Agreement, nor will he use any such information for his own benefit or that of any other person or entity (other than the Company), except, in any such case, with the express written consent of the Company.

3.        Compensation.   The Company agrees to pay Consultant, the following compensation:

(a)
As consideration for Consultant’s services pursuant to this Agreement, Consultant shall be entitled to receive a monthly fee, the Consulting Fee, of $7,500, which shall be due and payable on the first day of each month during the term of this Agreement as specified in section 7.

(b)
Coincident with the timing of a Trigger Event and as compensation for Consultants contribution to the successful completion of a Trigger Event, Company will grant Consultant a number of shares of Nicaragua Inc. registered stock with a total value of $116,000.  The value of the stock, in the event of an S-1 funding event, will be based upon the per share price of stock sold in the S-1 funding. The value of the stock to be issued to Consultant in the event of an acquisition of Company and Nicaragua Rising, Inc. will be based upon the value of the stock determined by the acquisition.  If employee voluntarily terminates his employment with the Company prior to the completion of a Trigger Event, no restricted stock shall be due to the employee.  If employment is terminated by the Company prior to the Trigger Event, Consultant will receive a stock grant in the amount determined above prorated based upon Employment time between September 27, 2010 and actual terminated date and September 27, 2010 and the date of the Trigger Event.

4.        Expenses.  In addition to payment to Consultant of the compensation set forth in Section 3 hereof, the Company shall also promptly reimburse Consultant for all reasonable expenses (including, without limitation, all travel and other out-of-pocket expenses) approved in advance by the Company and incurred by Consultant in connection with services provided pursuant to the Agreement.  Consultant will provide the Company copies of receipts for all such expenses.

5.        Indemnification.  The Company and Consultant agree to indemnify each other in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6.        Other Activities.  The Company acknowledges that Consultant has been, and may in the future be, engaged in other consulting or employment.  Subject to the confidentiality provisions contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of  Consultant to engage in, any other business, nor to limit or restrict the right of Consultant to render services of any kind to any other corporation, firm, individual or association provided, however, notwithstanding the foregoing, Consultant shall not provide any such services to any party engaged in the same or similar business as Company .

7.       Term.  The term of this agreement shall be twelve months commencing on the day after the date of termination of the Employment Agreement as a result of a Trigger Event provided that Company may terminate this Agreement at any time after 90 days from the commencement date of the Agreement provided that Company shall provide Consultant at least ninety (90) days written notice prior to such termination.  In the event of such termination, the Company shall pay and deliver to Consultant: (i) all compensation earned through the date of such termination (“Termination Date”) and (ii) payment for all approved expenses incurred by Consultant in connection with services through

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the Termination Date.  All such payments due to Consultant pursuant to the immediately preceding sentence shall be paid on or before the Termination Date.

9.        Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.

10.      Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

11.      Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

12.     Successors and Assigns.  Neither Consultant nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14.      Waiver.  Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

15.      Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below along.

Very truly yours,

Ceelox, Inc.

By: /s/ WILLIAM P. MOORE
William P. Moore, Chairman

Date: March 22, 2011

Agreed to and accepted this 22nd day of March, 2011

By: /s/ GERRY F. EUSTON
Gerry F. Euston

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Exhibit A

INDEMNIFICATION PROVISIONS

Each party hereto agrees to indemnify, defend and hold the other party harmless for, from any and all losses, costs, claims, obligations, liabilities, demands, losses, damages, liens, causes of actions, suits, and expenses (including attorneys’ fees and court costs) associated with the claim or claims of any third party that arise as a result of the acts or omissions of the indemnifying party in connection with the relationship established under this Agreement.

Neither termination nor completion of the Agreement shall affect these indemnification provisions which shall remain operative and in full force and effect.  The indemnification provisions shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives.

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